Exhibit (d)(xii)
APPENDIX A
Sub-Adviser Compensation
     The Adviser shall pay the Sub-Adviser, upon receipt of an invoice, a monthly fee for its services for the Funds listed below in the amount of 45% of the advisory fee paid by the Fund to the Adviser after any fee waivers and after deducting payments to fund service providers and fund expenses. The contractual advisory fee for each Fund is set forth below.

Fund	Advisory Fee
SPDR Barclays Capital Municipal Bond ETF	20bps
SPDR Barclays Capital California Municipal Bond ETF	20bps
SPDR Barclays Capital New York Municipal Bond ETF	20bps
SPDR Barclays Capital Short Term Municipal Bond ETF	20bps
SPDR S&P VRDO Municipal Bond ETF	20bps
SPDR Nuveen S&P High Yield Municipal Bond ETF	50bps
SPDR Nuveen Barclays Capital Build America Bond ETF	35bps
SPDR Nuveen Barclays Capital 2012 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2013 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2014 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2015 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2016 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2017 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2018 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2019 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2020 Municipal Bond ETF	30bps
SPDR Nuveen Barclays Capital 2021 Municipal Bond ETF	30bps
SPDR Nuveen S&P High Yield Municipal Bond ETF	50bps
Dated: April 13, 2011